SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549


                      ________________


                          FORM 8-K


                       CURRENT REPORT


               Pursuant to Section 13 or 15(d)
           of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)October 27, 1997


             DEAN WITTER REALTY YIELD PLUS II, L.P.
     (Exact name of registrant as specified in its charter)


           Delaware                    0-18149           13-
3469111
(State or other jurisdiction       Commission (I.R.S. Employer
     of  incorporation)       File Number)    Identification
No.)


  Two World Trade Center, New York, New York             10048
   (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code(212) 392-1054


         (Former name or former address, if changed since last report)

Item 5.  Other Information

In October 1996, the owner/borrower of the One Congress Street property defaulted on the participating mortgage loan (the "Loan") made by the Partnership (42%) and an affiliate, Dean Witter Yield Plus, L.P. (58%) ("Yield Plus"; and collectively, with the Partnership, the "Lender") by failing to timely pay its debt service. Thereafter, the Lender accelerated the Loan and attempted to take possession of the property. On October 15, 1996, the owner/borrower filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code.

On October 27, 1997, the Lender entered into a settlement agreement with the owner/borrower (the "Agreement"). As part of the Agreement, a new corporation which is jointly owned by the Partnership and Yield Plus in proportion to their participations in the Loan, has become the sole general partner (with a 19% ownership interest) (the "New General Partner") of the owner/borrower. The Partnership and Yield Plus have agreed to make all decisions concerning the property jointly. The Lender has retained an affiliate of the owner/borrower's original general partner as property manager.

The Agreement also provides for the following:

(a) as a result of their interests in the New General Partner, the Partnership and Yield Plus are required to make additional loans to fund future tenant improvements at the property (the "New Loans") in proportion to their participations in the Loan. Any New Loans will bear interest at 12%, payable monthly from available cash flow generated by the property after payment of debt service on the first mortgage loan and certain operating escrow;

(b) the interest rate on the principal of the Loan, default penalties and past due interest thereon aggregating approximately $12.3 million has been increased to 10%, payable monthly from available cash flow generated by the property after payment of debt service on the New Loans;

(c) any future unpaid debt service will accrue interest at 10%; and

(d) the Partnership's and Yield Plus' interest in adjusted net revenue and capital proceeds generated by the property was increased from 58% to 80%.




The Agreement has effectively changed the Partnership from a participating lender to an equity owner in a joint venture which owns the One Congress Street property. As a result, the Partnership will receive its share of net cash flow from the property (as it did prior to the bankruptcy) and it will be required to expend its share of costs for building improvements, tenant improvements and leasing commissions in connection with the leasing of vacant space as is customary in most real estate markets.

In the Partnership's financial statements, as of October 27, 1997, the investment in the Loan will be replaced by an investment in a joint venture; partner's capital will not be affected by these changes. Thereafter, the Partnership will not recognize interest income on the Loan; instead it will record its equity in earnings or loss of the joint venture. The joint venture will record rental income, property operating expenses, interest expense and depreciation.

Item 7.  Financial Statements and Exhibits

(c)  Exhibits

     (1)  Supplement and Amendment to Construction Loan
     Agreement

     (2)  Third Amendment to Notes
                          SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            By: Dean Witter Realty Yield
Plus II                             Inc.
                                Managing General Partner


Date:                    November 12, 1997        By:  /s/E.
Davisson Hardman, Jr.
                                E. Davisson Hardman, Jr.
                                President